Exhibit 8.1

Reed Smith llp 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

November 10, 2021

ads-tec Energy plc

c/o European Sustainable Growth Acquisition Corp.

10 Earlsford Terrace
Dublin 2, D02 T380

Ladies and Gentlemen:

We have acted as U.S. counsel to European Sustainable Growth Acquisition Corp., a Cayman exempted company (“SPAC”), in connection with the preparation of the Registration Statement on Form F-4 filed on September 7, 2021, Registration No. 333-260312, as amended and supplemented through the date hereof (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the transactions contemplated by the Business Combination Agreement, dated as of August 10, 2021 (the “Business Combination Agreement”), by and among SPAC, ads-tec Energy plc, an Irish public limited company and wholly-owned subsidiary of SPAC (“Parent”), EUSG II Corporation, a Cayman exempted company and wholly-owned subsidiary of Parent (“New SPAC”), Bosch Thermotechnik GmbH, based in Wetzlar and entered in the commercial register of the Wetzlar Local Court under HRB 13, ads-tec Holding GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 224527, and ads-tec Energy GmbH, based in Nürtingen and entered in the commercial register of the Stuttgart Local Court under HRB 762810, which transactions include the SPAC Merger (as defined below). At your request, we are rendering this opinion concerning the qualification of the SPAC Merger as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), for filing as Exhibit 8.1 to the Registration Statement. Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in the Business Combination Agreement.

Pursuant to the Business Combination Agreement and the Plan of Merger, at the SPAC Merger Effective Time, SPAC will merge with and into New SPAC, with New SPAC being the surviving company in such merger (the “SPAC Merger”).

In rendering the opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither independently investigated nor verified) of the facts, information, statements, representations, warranties and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Plan of Merger and the Business Combination Agreement, including the exhibits thereto, the Registration Statement, each as amended or supplemented through the date hereof, and such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. We have also relied, with the consent of SPAC, New SPAC and Parent, upon statements and representations made by officers of each of SPAC, New SPAC and Parent, including in the letter delivered to us for purposes of rendering our opinion (the “Tax Certificate”), and have assumed that the Tax Certificate will be complete and accurate as of the SPAC Merger Effective Time, and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate and complete as if made without such qualification. Our opinion is expressly conditioned on, among other things, the accuracy and completeness, both initially and continuing as of the SPAC Merger Effective Time, of the facts, information, statements, representations, warranties, covenants and assumptions set forth in the documents referred to above.

ABU DHABI ♦ ATHENS ♦ BEIJING ♦ BRUSSELS ♦ CENTURY CITY ♦ CHICAGO ♦ DALLAS ♦ DUBAI ♦ FRANKFURT ♦ HONG KONG
HOUSTON ♦ KAZAKHSTAN ♦ LONDON ♦ LOS ANGELES ♦ MIAMI ♦ MUNICH ♦ NEW YORK ♦ PARIS ♦ PHILADELPHIA ♦ PITTSBURGH ♦ PRINCETON
RICHMOND ♦ SAN FRANCISCO ♦ SHANGHAI ♦ SILICON VALLEY ♦ SINGAPORE ♦ TYSONS ♦ WASHINGTON, D.C. ♦ WILMINGTON

For purposes of this opinion, we have assumed that the SPAC Merger will be consummated in the manner described in the Plan of Merger, the Business Combination Agreement and the Registration Statement and that none of the terms and conditions contained therein have been waived or modified in any respect.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder. We have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

Our opinion is based upon the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change at any time (possibly with retroactive effect). Additionally, our opinion is not binding on the IRS or the courts and no rulings have been requested or received from the IRS as to any of the matters discussed herein. Accordingly, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or if challenged, by a court. In addition, a change in any of the authorities, or the inaccuracy or failure to be complete, of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations or assumptions upon which our opinion is based could affect our conclusions expressed herein.

Based on our examination of the foregoing items and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion, under current applicable U.S. federal income tax law, that the SPAC Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the SPAC Merger and the other business combination transactions and, therefore, is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein.

This opinion has been prepared solely in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and the use of our name wherever appearing in the Registration Statement in connection with the material U.S. federal income tax consequences of the SPAC Merger. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP